UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PINNACLE AIRLINES CORP.
(Name of registrant as specified in its charter)

WAYNE KING
(Name of person(s) filing proxy statement, if other than the registrant)

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Headline: Pinnacle Shareholder Seeks Board Agreement to Allow Two New Shareholder-Appointed Directors

Summit, New Jersey – Wayne King, a shareholder of Pinnacle Airlines Corp. (“Pinnacle”), noted today that Pinnacle shares are currently trading at a near all-time low. He commented that shareholders are no doubt distressed to see the value of their investment fall and frustrated to see Pinnacle’s market value at a massive discount to its net worth. Media and analyst speculation of Pinnacle’s demise have further added to shareholder anxiety.

Mr. King believes Pinnacle’s Board of Directors (the “Board”) can take a positive step to reassure shareholders. He is calling on the Board to agree to appoint two new shareholder-appointed directors, with full voting rights, to act as shareholder representatives. Given the recent share performance, Mr. King believes it is likely that the shareholders of Pinnacle will overwhelmingly support this measure. Due to the current heightened concerns, the Board would best serve shareholders by acting promptly rather than waiting six months until the next annual meeting.

Now more than ever, shareholders need to be confident that their interests are being represented, and by taking this unique and positive step, the Board would demonstrate its respect for shareholder concerns.

Mr. King intends to engage in discussions with other shareholders, and encourages the Board to do the same.

Wayne King is a private investor from the State of New Jersey.

THE PARTICIPANT IN THE SOLICITATION AND HIS DIRECT OR INDIRECT INTERESTS IN PINNACLE ARE: DIRECT OWNERSHIP BY WAYNE KING OF 531,363 SHARES OF COMMON STOCK (APPROXIMATELY 2.78% OF PINNACLE’S COMMON STOCK). WHEN A PROXY STATEMENT IS COMPLETED AND FILED, PINNACLE SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, AND SECURITY HOLDERS SHOULD RELY ON SUCH PROXY STATEMENT AND NOT ON THIS RELEASE. THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATED TO SOLICITATION OF PROXIES WILL BE AVAILABLE FOR NO CHARGE AT THE SEC’S WEBSITE, WWW.SEC.GOV.

Contact:

Frederic Dorwart

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